EXHIBIT 10.35

                             PROMISSORY NOTE

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
                ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE
                SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS
                SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT
                OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS
                UNDER SUCH ACT.


                                            $20,000,000 New York, New York
                                                             June 30, 2001

     FOR VALUE RECEIVED, the undersigned, INTERWORLD CORPORATION, a Delaware corporation ("Maker"), subject to the provisions contained herein, promises to pay to the order of J NET ENTERPRISES, INC., a Nevada corporation ("Payee"), at New York, New York, or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the principal sum of up to Twenty Million Dollars ($20,000,000), together with interest thereon in the manner and at the rate provided herein.

     Maker further agrees as follows:

Section 1.  Payments and Draw Downs.

     (a) Subject to the terms hereof, so long as no Event of Default exists, it is contemplated that Maker will draw down the proceeds of this Note on an "as-needed" basis, commencing on the date hereof and ending on June 30, 2002. Upon the event of each draw down, the parties agree to update the attached
Schedule I to reflect the amounts drawn down as of such date.

     (b) Subject to the other provisions hereof, the principal amount of this Note that has been drawn down (the "Drawn Down Amount") by Maker, and any interest that has accrued thereon, shall be payable (the "Draw Down Payment") on or before the "Payment Date," which, in each case, shall be the sixtieth (60) day following the date on which the Maker drew down such amount; provided, however, that this Note, and interest accrued hereon, shall be payable in full no later than June 30, 2002; provided, further, however, that Maker shall not be able to draw down additional amounts under this Note for the purpose of making a Draw Down Payment without the prior written consent of Payee.

     (c) Maker shall have the right to prepay this Note in full at any time, without premium or penalty.

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Section 2.  Interest Rate.

     (a) Interest shall accrue on the Drawn Down Amounts at a rate of fifteen percent (15%) per annum. Interest shall be compounded on a quarterly basis and shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

     (b) All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable law. If from any circumstance Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

Section 3. Rank. This Note shall be a senior obligation of Maker and all other obligations of Maker shall be subordinated to this Note, regardless of whether such obligations are presently existing or are subsequently incurred; provided, however, that, at the request of Maker, this Note shall be subordinated to any senior secured credit facility from a bank on commercially reasonable terms.

Section 4. Security Interest. Simultaneous with the making of this Note, Maker shall deliver to Payee a Security Agreement in the form attached hereto as Exhibit A, providing Payee with a preferred security interest in certain of Maker's assets, inventory and accounts receivable. Such security interest shall not relieve Maker of its obligations hereunder.

Section 5.  Default.

     It shall be an event of default ("Event of Default"), and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

     (a) any failure on the part of Maker to make any payment when due, whether by acceleration or otherwise;

     (b) Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties, which shall not be discharged within thirty (30) days of their commencement;

     (c) a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against it, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof;

     (d) the appointment of a receiver, trustee or custodian for any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for any substantial part of the assets of any of the foregoing parties, or the institution of proceedings for the dissolution or the full or partial liquidation of any of the foregoing parties;

     (e) announcement by the executive committee of Maker of its decision to dissolve Maker or the dissolution, termination of existence, or insolvency of Maker;

     (f) The rendering of a final judgment or judgments for payment of money aggregating in excess of Fifty Thousand Dollars ($50,000) against any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise;

     (g) the happening of any event under any agreement involving the borrowing of money by, or advance of credit to, Maker, which gives to the holder of such obligation the right to accelerate its maturity, whether or not such right is exercised;

     (h) any information furnished to Payee by or on behalf of Maker shall be false or misleading in any material respect;

     (i) the admission by any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of any of the foregoing parties; or

     (j) any transfer of property by a party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, under circumstances which would entitle a trustee in bankruptcy or similar fiduciary to avoid such transfer under the Federal Bankruptcy Code, as amended, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing.

Section 6.  Waivers.

     (a) Maker waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

     (b) Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

     (c) In any action or proceeding arising out of or relating to this Note, Maker waives (to the full extent permitted by law) all right to a trial by jury or to plead as a defense any statute of limitations or any other similar law or equitable doctrine.

Section 7. Collection Costs. Upon demand, Maker will pay to Payee the amount of any and all reasonable costs and expenses, including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the following: (i) the enforcement of this Note; and (ii) the enforcement of payment of all obligations of Maker by any action or participation in, or in connection with, a case or proceeding under Chapters 7, 11, or 13 of the Bankruptcy Code, or any successor statute thereto.

Section 8. Assignment of Note. Maker may not assign or transfer this Note or any of its obligations under this Note in any manner whatsoever (including, without limitation, by the consolidation or merger of Maker, if a corporation, with or into another corporation) without the prior written consent of Payee. The Note may be assigned at any time by Payee. Maker agrees not to assert against any assignee of this Note any claim or defense which Maker may have against any assignor of this Note.

Section 9. Jurisdiction and Service of Process. Maker irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Note, or a breach of this Note or any such document or instrument. Maker waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note brought in the State of New York, and further irrevocably waives, to the full extent permitted by law, any claim that any such action or proceeding brought in such State has been brought in an inconvenient forum. In any such action or proceeding, Maker waives, to the full extent permitted by law, personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with subsection 10(f) of this Note. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding Maker shall appear or answer such summons, complaint, or other process. Should Maker so served fail to appear or answer within such thirty (30)-day period or such extended period, as the case may be, Maker shall be deemed in default and judgment may be entered by Payee against Maker for the amount as demanded in any summons, complaint, or other process so served.

Section 10.  Miscellaneous.

     (a) This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration.

     (b) This Note shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to such state's principles of conflict of laws.

     (c) Subject to Section 8, the covenants, terms, and conditions contained in this Note apply to and bind the heirs, successors, executors, administrators and assigns of the parties.

     (d) This Note constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, is a complete and exclusive statement of those terms, and supersede all prior and contemporaneous agreements, understandings, and representations between the parties. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.

     (e) The singular includes the plural. If more than one Maker executes this Note, the term "Maker" shall be deemed to refer to each of the undersigned Makers as well as to all of them, and their obligations and agreements under this Note shall be joint and several. If any of the undersigned is a married person, recourse may be had against his or her separate property for all of his or her obligations under this Note. The term "Payee" shall include the initial party to whom payment is designated to be made and, in the event of an assignment of this Note, the successor assignee or assignees, and, as to each successive additional assignment, such successor assignee or assignees.

     (f) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by FedEx, Express Mail, or similar nationally recognized overnight delivery or courier service, or delivered in person or by facsimile, or similar telecommunications equipment, against receipt therefore at the address of such party set forth in this Section 10(f) (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10(f)).

              Payee:    J Net Enterprises, Inc.
                        3900 Dallas Parkway, # 340
                        Plano, Texas 75093
                        Attention:  Mark Wilson

                        With copies (which shall not constitute notice) to:

                        Greenberg Traurig, LLP
                        The MetLife Building
                        200 Park Avenue, 14th Floor
                        New York, New York 10166
                        Attention:  Alan I. Annex, Esq.

              Maker:    InterWorld Corporation
                        395 Hudson Street, 6th Floor
                        New York, New York 10014
                        Attention: Steven Korby

     Such addresses may be changed by notice given as provided in this subsection. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received not later than three (3) business days following the date of sending.

     (g)  Time is of the essence under this Note.

     IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

                        INTERWORLD CORPORATION



                        By:  /s/ Steven L. Korby
                        ________________________
                        Name:  Steven L. Korby
                        Title: Chief Financial Officer


                                 Schedule I



                     Draw Down Date                  Amount
                     _______________               __________
                      June 8, 2001                   $500,000
                      June 12, 2001                $1,100,000
                      June 14, 2001                  $600,000
                      June 27, 2001                  $800,000
                      Total June 2000              $3,000,000

                      July 3, 2001                   $500,000
                      July 11, 2001                $1,100,000
                      July 19, 2001                  $400,000
                      July 30, 2001                $1,600,000
                      Total July 2001              $3,600,000

                      August 13, 2001              $2,000,000
                      August 28, 2001                $700,000
                      Total August 2001            $2,700,000

                      September 12, 2001           $1,200,000
                      September 20, 2001             $450,000
                      September 26, 2001           $1,400,000
                      Total September 2001         $3,050,000


                                   Exhibit A

FORM OF SECURITY AGREEMENT